Exhibit 10-29

May 25, 2004

Mr. James Bazet

Cobra Electronics Corporation

6500 West Cortland Street

Chicago, Illinois 60707

Dear Jim:

This letter is to confirm the terms of your continued employment with Cobra Electronics Corporation (“Company”).

1. Employment. Commencing August 1, 2004, you shall continue your employment as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities and attendant authorities of that position. Unless earlier terminated pursuant to Paragraph 8, the term of your employment by the Company pursuant to this Agreement shall end on July 31, 2009 (the “Employment Period”). In any event, the Company agrees to provide to you written notice, on or prior to October 31, 2008, if the Company elects to (i) either offer to you or not offer to you a renewal of this Agreement or (ii) offer to you a continuation of employment upon other terms and conditions than are provided in this Agreement. In the event the Company either offers to you a renewal of this Agreement, or, offers to you a continuation of employment upon other terms and conditions than are provided in this Agreement, the parties agree to proceed promptly with good faith negotiations toward the end of fulfilling their mutual intent to reach agreement, within 90 days thereafter, as to the terms and conditions of such continuation of employment. In the event the parties are unable to reach agreement as to such terms and conditions within such 90 day period, it shall be deemed to be a timely notice that the Company does not intend to continue your employment beyond the Employment Period.

2. Salary and Bonus. During the Employment Period, you shall receive a regular annual salary at the rates per year hereinafter set forth, payable every 2 weeks. Such annual salary shall be as follows:

•	during the period August 1, 2004 through and including July 31, 2005, $452,400;

•	during the period August 1, 2005 through and including July 31, 2006, $470,500;

•	during the period August 1, 2006 through and including July 31, 2007, $489,500;

•	during the period August 1, 2007 through and including July 31, 2008, $509,000; and

•	during the period August 1, 2008 through and including July 31, 2009, $529,500.

Your salary will be subject to annual review of the Compensation Committee of the Company’s Board of Directors, but in no event shall your salary be reduced below the rates per year for each applicable year as set forth above.

In addition to your regular salary, during each year of the Employment Period you will also earn a bonus equal to 2.5% of operating profit (before taxes) (“Profit”) earned during such year, as determined by the Auditor’s Report of the Company’s auditors; provided, however, that Profit shall be subject to adjustment for reduction (addition) for any gain (or loss) respecting the sale, transfer, conversion or any other disposition of the assets of the Company or any of its subsidiaries other than in the ordinary course of its business. If Profit in any year of the Employment Period equals or exceeds $10 million, you will also receive an additional bonus of $50,000; provided, however, that if Profit in any year of the Employment Period equals or exceeds $15 million, such additional bonus shall be increased to $75,000. Bonuses shall be paid within 15 days after completion of the Company’s audit for each fiscal year.

In addition to the salary and bonus set forth above, you will receive a one-time payment of $25,000 on the date of execution of this Agreement. You shall also be entitled to receive a one-time payment of $32,000 (the “Termination Date Payment”) upon the earlier of (i) the termination of the Employment Period on July 31, 2009, provided, that you are employed by the Company on such date and (ii) the date of termination of your employment with the Company (other than on July 31, 2009), other than (A) a termination of employment by the Company for Cause (as defined below) (B) a termination of employment by the Company as a result of your death or (C) a termination of employment by you for any reason other than a Change in Status (as defined below).

3. Perquisites. You also shall receive $23,000 gross each year during the Employment Period to be used for perquisites of your choice, payable in monthly payments of $1,916.66 commencing August 1, 2004, in lieu of any other allowances.

4. Stock Options. The Board of Directors of the Company shall consider implementation of an equity compensation plan for senior management of the Company and, if such an equity compensation plan is approved by the Board of Directors, you shall be entitled participate in such plan to the extent approved by the Board of Directors or the appropriate committee thereof.

All Company stock options granted to you pursuant to the agreement dated May 11, 1999 between you and the Company (the “Previous Employment Agreement”) shall continue to be governed by the provisions of Paragraph 4 of the Previous Employment Agreement, including, without limitation, the provisions providing that such stock options shall become immediately exercisable in the event that a Change of Control occurs after August 1, 1999.

A “Change of Control” shall be deemed to have occurred if: (a) any person, including a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires beneficial ownership of, and the right to vote, shares having at least 50 percent of the aggregate voting power of the class or classes of capital stock of the Company having the ordinary and sufficient voting power (not depending upon the happening of a contingency) to elect at least a majority of the directors of the Board of Directors of the

Company (the “Outstanding Voting Securities”), (b) as a result of any tender or exchange offer, substantial purchase of equity securities, merger, consolidation, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company immediately prior to such transaction or transactions shall not constitute a majority of the board of directors (or the board of directors of any successor to or assign of the Company) immediately after the next meeting of stockholders of the Company (or such successor or assign) following such transaction or (c) there is consummated a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), excluding any Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Voting Securities; (ii) no person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) will beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding securities of the corporation resulting from such Corporate Transaction entitled to vote generally in the election of directors and (iii) the persons who were directors of the Company immediately prior to such Corporate Transaction will constitute at least a majority of the board of directors of the corporation resulting from such Corporate Transaction.

5. Employee Benefits.

A. Employee Benefits. During the term of this Agreement, you shall be entitled to continue to participate in such employee benefits including, but not limited to, life, short- and long-term disability and health insurance and other medical benefits (after you have completed the qualifying period) as the Company makes available to individuals serving at senior corporate levels.

B. Gap Insurance Coverage. If termination of your employment by the Company occurs prior to your 65th birthday and such termination of employment is not (i) by the Company for Cause (as defined below) or (ii) by you for a reason other than a Change in Status (as defined below), the Company will acquire and pay for health insurance coverage for you and your spouse (the “Gap Insurance Coverage”) from the date of termination of your COBRA continuation health coverage under the Company’s health insurance plan (or, under the circumstances specified in the last sentence of this Paragraph 5.B, the date of your termination of employment) until the earlier of (1) your 65th birthday and (2) the date on which you become eligible to obtain coverage for you and your spouse pursuant to the health plan of any other employer or, in the event of your death prior to the earlier of the events described in clauses (1) and (2) above, until the date that would have been your 65th birthday. The Gap Insurance Coverage will provide coverage that is comparable overall to the coverage under the Company’s then current health insurance plan for active employees. The Company’s obligation to acquire and pay for the Gap Insurance Coverage is contingent on you and your spouse electing and maintaining COBRA continuation health coverage under the Company’s health insurance plan for the maximum period permitted under COBRA (with the Company reimbursing you for continuation premium payments if you are eligible for Gap Insurance Coverage under this Paragraph 5.B) or, at the Company’s option, you and your spouse electing against COBRA continuation health coverage (in which case the Gap Insurance Coverage will commence upon your termination of employment).

6. Retirement Plan. Following the termination of your employment with the Company for any reason other than Cause (as defined below), the Company agrees to pay to you during each year for a period of 10 years (to be extended one year for each year in excess of 10 years you are employed by the Company, provided that such payments shall not continue for more than a total of 15 years) the amount vested as described in the vesting schedule hereinafter set forth, based upon 60% of the average of your salary and bonuses paid, pursuant to paragraph 2, during the highest three years of your employment with the Company. The amounts so vested shall be placed in a “rabbi trust” for your benefit. For purposes of this paragraph 6 and the vesting schedule, your employment by the Company shall be deemed to have commenced on August 1, 1997. The amounts to be paid to you pursuant to this paragraph 6 shall vest in accordance with the following vesting schedule:

Years of Service	Percentage Vested
Less than 4 full years	0%
4 full years	10%
5 full years	20%
6 full years	30%
7 full years	40%
8 full years	60%
9 full years	80%
10 full years or more	100%

All amounts to be paid to you as provided herein shall commence on the first regular Company pay day following the termination of your employment, and be paid to you every two weeks in the same manner as you are paid your salary as provided in Paragraph 2 hereof. For purposes of the foregoing vesting schedule, you will be deemed to have completed 12 full years of service if (i) you are terminated by the Company for reasons other than Cause or (ii) you voluntarily terminate your employment as a result of a Change in Status as described in Paragraph 8D.

7. Reimbursement of Expenses. You shall be reimbursed for all of your reasonable and necessary business expenses incurred in performing your duties for the Company, upon presentation of the Company’s standard forms for expense reimbursement.

8. Termination of Employment.

A. Termination for Reasons Other Than For Cause. In the event your employment with the Company is terminated by the Company for any reason other than for Cause, or in the event the Company fails to deliver to you a timely written notice of intent to either offer to renew this Agreement or to offer you employment upon other terms and conditions, as provided in Paragraph 1, you shall be entitled, as of the effective date of your termination of employment, to: (i) salary through and including the effective date of your termination of employment; (ii) any bonus earned but not yet paid for any fiscal year of the Company ended on or prior to the effective date of your termination of employment; (iii) other employee benefits in accordance with applicable plans and programs of the Company for claims incurred, or benefits accrued and vested, on or prior to the effective date of your termination of employment; (iv) the benefits described in Paragraph 5.B, subject to the provisions of such Paragraph; (v) the Termination Date Payment; and (vi) receive severance payments, payable every two weeks, in an amount equal to the greater of (x) your base salary (as adjusted annually pursuant to Paragraph 2 hereof) for the remainder of the Employment Period and (y) 6 months of the then current base salary, provided that any period during which you are receiving severance payments shall be included in the definition of Noncompetition Period (as defined in Paragraph 9) and you shall remain subject to the provisions of Paragraph 9. In addition, in accordance with Paragraph 2, you will be paid any bonuses earned for any fiscal year of the Company in which you are employed and ending after the effective date of your termination of employment. The Company’s obligation to make severance payments to you pursuant to this Paragraph 8 shall be reduced by any salary, commission or other compensation paid or payable to you and any entity in which you or a member of your family holds a majority or controlling interest (in respect to any period during which the Company is making severance payments to you) from your subsequent employment, contract or engagement, with any other employer or principal or similar person. Your acceptance of employment or receipt of such salary, commission or other compensation shall not terminate the Company’s obligation to make the severance payments hereunder and in the event any such salary, commission or other compensation payments are reduced or cease, the Company’s obligation for the severance payments shall adjust or resume, as appropriate. Except as otherwise provided herein, all of your remaining benefits, including the continued vesting of Company stock options (except for vesting of Company stock options in the event of a Change of Control) shall immediately end upon your termination of employment, whether by expiration of this agreement or otherwise.

B. Termination for Cause. The Company may at any time terminate you for Cause. “Cause” shall mean (i) embezzlement, misappropriation, theft or other criminal conduct, of which you are convicted, related to the property and assets of the Company, (ii) your conviction of a felony or (iii) your willful refusal to perform or substantial disregard of your duties as assigned to you by the Board of Directors, unless you have reasonable and just cause for such refusal to perform or disregard of your duties or unless you commence immediate corrective actions within 15 days after notice by the Chairman of the Board of Directors of the Board’s objection to your refusal to perform or disregard your duties. If the Company terminates your employment for Cause, you shall be entitled to salary through and including the effective date of your termination of employment, and all other benefits provided for hereunder shall immediately cease, except to the extent previously vested.

C. Death and Disability. If, at any time during the term of this Agreement, you die or are deemed to be disabled, the Company may immediately terminate this Agreement. For the purpose of this Agreement, you shall be deemed to be disabled if you are physically or mentally unable to perform your duties for a period of 180 consecutive days. In the event of your termination of employment by reason of your death or disability, you (or your estate) shall be entitled to: (i) salary through and including the date of death or the effective date of your termination of employment, as applicable; (ii) any bonus earned (pro-rated to the date of death or disability) but not yet paid for any fiscal year of the Company ended on or prior to the date of death or the effective date of your termination of employment, as applicable; (iii) other employee benefits in accordance with applicable plans and programs of the Company for claims incurred, or benefits accrued and vested, on or prior to the date of death or effective date of your termination of employment, as applicable; (iv) the benefits described in Paragraph 5.B, subject to the provisions of such Paragraph and (v) treatment of all your outstanding stock options on the date of termination in accordance with their terms. In addition, in accordance with Paragraph 2, you will be paid any bonuses earned for any fiscal year of the Company in which you are employed and ending after the effective date of your termination of employment. In the event of your termination of employment by reason of your disability (but not in the event of your termination of employment by reason of death), you will also receive the Termination Date Payment.

D. Change in Status. In the event (i) you are removed as a director of the Company prior to the termination of your full-time employment with the Company (except for any such removal required by law or the rules of a national securities exchange or national automated inter-dealer quotation system on which the shares of the Company are listed), (ii) you are demoted in title or responsibilities and duties during the Employment Period, (iii) you are prevented by the Board of Directors or employees of the Company from exercising the duties and responsibilities of the President or Chief Executive Officer, and as a result thereof you voluntarily terminate your employment with the Company, or (iv) there is a breach by the Company of a material provision of this agreement, which breach remains uncured for at least 60 days following written notice from you (each, a “Change in Status”), then you shall be entitled, as of the effective date of your voluntary termination of employment, to (i) salary through and including the effective date of your termination of employment; (ii) any bonus earned but not yet paid for any fiscal year of the Company ended on or prior to the effective date of your termination of employment; (iii) other employee benefits in accordance with applicable plans and programs of the Company for claims incurred, or benefits accrued and vested, on or prior to the effective date of your termination of employment; (iv) the benefits described in Paragraph 5.B, subject to the provisions of such Paragraph; (v) the Termination Date Payment; and (vi) receive severance payments, payable every two weeks, in an amount equal to the greater of (x) your base salary (as adjusted pursuant to Paragraph 2 hereof) for the remainder of the Employment Period and (y) 6 months of the then current base salary, provided that any period during which you are receiving severance payments shall be included in the definition of Noncompetition Period (as defined in Paragraph 9) and you shall remain subject to the provisions of Paragraph 9. The Company’s obligation to make severance payments to you pursuant to this Paragraph 8.D shall be reduced by any salary, commission or other compensation paid or payable to you and any entity in which you or a member of your family holds a majority or controlling interest (in respect of any period during which the Company is making severance payments to you) from your subsequent employment, contract or engagement with any other employer or principal or similar person. Your acceptance of employment or receipt of such salary, commission or other compensation shall not terminate the Company’s obligation to make the severance payments hereunder and in the event any such salary, commission or other compensation payments are reduced or cease, the Company’s obligation for the severance payments shall adjust or resume, as appropriate. In addition, in accordance with Paragraph 2, you will be paid any bonuses earned for any fiscal year of the Company in which you are employed and ending after the effective date of your termination of employment.

9. Trade Secrets and Non-Compete. You acknowledge that in the course of your employment with the Company pursuant to this Agreement you will become familiar with trade secrets and customer lists of, and other confidential information concerning, the Company and its subsidiaries, affiliates and clients and that your services have been and will be of special, unique and extraordinary value to the Company.

(a) You agree that during the Employment Period and for a period of six months thereafter (the “Noncompetition Period”) you shall not in any manner, directly or indirectly, through any person, firm, corporation or enterprise, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or advisor or consultant to any person, firm, corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business being conducted by the Company or any of its subsidiaries or affiliates as of the effective date of your termination of employment in any geographic area in which the Company or any of its subsidiaries or affiliates is then conducting such business.

(b) You further agree that during the Noncompetition Period you shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of or advisor or consultant to the Company or any of its subsidiaries or affiliates to terminate or abandon his or her or its employment for any purpose whatsoever, or (ii) call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries or affiliates.

(c) Nothing in this Paragraph 9 shall prohibit you from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding common stock, capital stock and equity or any firm, corporation or enterprise so long as you have no active participation in the business of such firm, corporation or enterprise.

10. Confidential Information. You agree that at no time following the termination of your employment shall you disclose or in any way use the confidential and proprietary information obtained during the course of your employment with the Company, including, but not limited to the Company’s or any subsidiary’s financial and product information and information relating to the Company’s or any subsidiary’s customer and supplier relations.

11. Unreasonable Restraint. If, at any time of enforcement of Paragraph 9 or Paragraph 10, a court or an arbitrator holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained therein to cover the maximum period, scope and area permitted by law.

12. Unique Services. You acknowledge that the services to be rendered by you hereunder are unique and personal. Accordingly, you may not assign any of your rights or delegate any of your duties or obligations under this Agreement. The Company may assign its rights, duties or obligations under this Agreement to a purchaser or transferee of all, or substantially all, of the assets of the Company.

13. Waiver. The waiver by either party of a breach by the other party of any provision of this Agreement shall not be valid unless in a writing signed by the non-breaching party, and any valid waiver shall not operate or be construed as a waiver of any subsequent breach.

14. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the matters described herein and, except as set forth herein, supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties.

15. Governing Law. This Agreement shall be, in all respects, construed in accordance with and governed by the laws of the State of Illinois.

16. Arbitration. Any dispute or controversy between the Company and you, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and you, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and you. The Company and you acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Chicago, Illinois or such other location to which the parties may agree in writing.

17. No Duty to Mitigate/Set-Off: The Company agrees that if your employment with the Company is terminated during the term of this Agreement, you shall not be required to seek other employment or to attempt in any way to reduce the amounts payable to you by the Company pursuant to this Agreement. Except as otherwise provided herein and apart from any disagreement between you and the Company concerning interpretation or operation of this Agreement or any term or provision hereof, the Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder, shall not be affected by any circumstances, including without limitation, any set-off, counter-claim, recoupment, defense or other legal right which the Company may have against you.

18. Successors; Binding Agreement: In addition to any obligations imposed by law upon any successor to the Company, the Company will use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and this Agreement shall enure to the benefit of such successor. Any such assignment shall not relieve the Company from liability hereunder. This Agreement shall enure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die, any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives, estate, trustees or administrators of your estate.

If you are in agreement with the terms hereof, please sign in the appropriate place below and return to me as soon as possible.

Sincerely,

COBRA ELECTRONICS CORPORATION

By:	/s/ Carl Korn
Carl Korn, Chairman of the
Board of Directors

Accepted this 25th day
of May, 2004.

/s/ James Bazet
James Bazet

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